Exhibit 99.1

For Immediate Release

Charles & Colvard Reports Record Fourth Quarter and

Year End Sales

Fourth Quarter Sales up 82%

MORRISVILLE, N.C., February 17, 2005 — Charles & Colvard, Ltd., (Nasdaq:CTHR) the sole source of moissanite – a created jewel available for use in fine jewelry – today reported operating results for the fourth quarter and year ended December 31, 2004.

Bob Thomas, President and Chief Executive Officer of Charles & Colvard said, “Revenue in the fourth quarter and full year of 2004 were at record levels. We are delighted with the success of the sale of moissanite jewelry during the recent Holiday season, and I am particularly pleased with the increased consumer awareness we have attained by the new distribution at a number of retailers. The advertising campaign that we undertook in the fourth quarter was ambitious, but we are confident that the money was well spent and that it positions us for the future. As we enter 2005, we believe the new distribution we established in 2004 will provide a basis for continued expansion in retail outlets.”

Fourth Quarter & Year End Results

The $8.7 million of sales for the fourth quarter of 2004 exceeded the same quarter in 2003 by 82%. This sales increase along with a 1.3 percentage point increase in gross margin contributed to achieving income before taxes of $636,000 compared to $180,000 in the fourth quarter of 2003. Expense increases that partially offset the effect of the increase in sales and gross margin were a $1,549,000 increase in advertising in support of new and existing jewelry chains that are selling moissanite jewelry along with a $221,000 increase in general and administrative expenses primarily caused by an increase in incentive compensation expense.

Fourth quarter 2004 net income was $465,000 or $.03 per diluted share compared to 2003 net income of $4,000 or $.00 per diluted share.

Sales for the year ended December 31, 2004 aggregated $23.9 million on shipments of 136,000 carats, resulting in income before taxes of $3.2 million and net income of $1,612,000 or $.12 per diluted share. For 2003, sales were $17.2 million on shipments of 97,000 carats, while pretax income was $2.2 million and net income was $1,043,000 or $.08 per diluted share. A comparison of key operating results for the fourth quarter and year is as follows (in thousands, except for per share data):

	Fourth Quarter		Year
	2004	2003	2004	2003
Net Sales	$8,718	$4,779	$23,917	$17,240
Operating Income	$584	$156	$3,038	$2,095
Net income	$465	$4	$1,612	$1,043
Net income per diluted share	$0.03	$0.00	$0.12	$0.08

Domestic sales, which represent 89% of total sales, were up 98% (93% in carats) for the quarter primarily attributable to the sales resulting from the October introduction of moissanite jewelry at 462 JCPenney department stores as well as increased distribution at a number of other new and existing retailers. International sales for the quarter increased 11% (17% in carats) primarily due to increased sales in France and Thailand offset by lower sales in the Philippines. Total carat shipments for the final 2004 quarter were 81% above the same period of 2003.

Gross margin as a percentage of sales was 64.2% for 2004 and 60.8% for the fourth quarter, an increase of 2.3 and 1.3 percentage points respectively, when compared to the same periods in 2003. These increases are due primarily to the continuing reductions in our inventory cost per carat which have been realized because of our increasing finished goods yields as well as a slight fourth quarter increase in average selling price per carat.

While the Company makes no prediction as to the future sales of moissanite jewels at this time or the specific mix of sizes which will be sold, gross margins should improve overall in 2005, assuming a continuation of the sales levels and mix of sizes as experienced in 2004, due to the continuing reductions in our production costs per carat. Future gross margins will continue to fluctuate based upon average selling price per carat.

Operating expenses were up 75% for the quarter and 44% for the year when compared to last year due to the items noted above. As a percentage of sales, operating expenses were two percentage points lower for the quarter than the fourth quarter of last year and two percentage points higher for the year than 2003.

Our effective tax rate for 2004 is higher than our statutory rate primarily due to our inability to currently recognize an income tax benefit for our foreign operating losses. Tax expense for the quarter is lower than the effective rate for the full year due to the recognition of certain tax credits.

Periodically, the Company ships product to customers on “memo” terms. For shipments on “memo” terms, the customer assumes the risk of loss and has an absolute right of return for a specified period. The Company does not recognize revenue on these transactions until the earlier of (1) the customer informing the Company that it will keep the product or (2) the expiration of the memo period. Prior to 2004, these types of sales have not been significant and the Company recorded them as accounts receivable and deferred gross profit at the time of shipment. In 2004, the Company experienced a significant increase in “memo” shipments to support new or expanding sales opportunities and determined that products shipped to our customers on “memo” terms would be classified as inventory on consignment on the Company’s consolidated balance sheets. The $3,244,000 of inventory cost associated with these shipments is reflected on the December 31, 2004 Balance Sheet as “Inventory on consignment” and represents potential revenue of $10,966,000 and potential gross profit of $7,722,000.

CONFERENCE CALL

Management will host a conference call tomorrow morning at 9:00 a.m. EDT, Friday, February 18, 2005, to discuss these results as well as recent corporate developments. After opening remarks, there will be a question and answer period. Interested parties may participate in the call by dialing 888-243-6208 (973-409-9256 for international callers). Please call in 10 minutes before the conference is scheduled to begin and ask for the Charles & Colvard call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.moissanite.com and click on the Investor Relations section where conference calls are posted. Please go to the website 15 minutes early to download and install any necessary audio software.

If you are unable to listen live, the conference call will be archived online and can be accessed for approximately 90 days. A recorded telephone replay of the call will also be available for approximately one week following the live call. Listeners may dial 877-519-4471 (973-341-3080 for international callers) and use the code # 5697010 for the telephone replay.

Charles & Colvard, based in the Research Triangle Park area of North Carolina, is the sole source of moissanite, a created jewel used in fine jewelry. Moissanite is near colorless, with more fire, brilliance and luster than a fine diamond, but retails for only a fraction of the cost. For more information, please access www.moissanite.com.

This press release contains forward-looking statements. Such forward-looking statements are subject to a number of material risks, uncertainties and contingencies that could cause actual results to differ materially from those set forth in the forward-looking statements. Those risks and uncertainties include but are not limited to: the company’s reliance on Cree, Inc. as the current supplier of the substantial majority of the raw material and risks inherent in developing a material second source of supply through Norstel AB; the cost of developing distribution channels; difficulties obtaining silicon carbide crystals from the suppliers in desired qualities, sizes and volumes; and other risks and uncertainties set forth in the Company’s 10-K for the year ended December 31, 2003, 10-Q and other filings with the Securities and Exchange Commission.

###

Tables Next Page

CONTACT:	-OR-	INVESTOR RELATIONS:
Jim Braun, CFO		Tony Schor
Charles & Colvard, Ltd.		Investor Awareness
(919) 468-0399 Ext. 224		(847) 945-2222
jbraun@moissanite.com		tonyschor@investorawareness.com

Charles & Colvard, Ltd.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Net sales	$8,718,046	$4,778,942	$23,917,045	$17,240,383
Cost of goods	3,420,225	1,935,090	8,570,448	6,575,931

Gross profit	5,297,821	2,843,852	15,346,597	10,664,452

Operating expenses:
Marketing and sales	3,877,522	2,069,095	9,287,549	6,080,829
General and administrative	831,857	611,336	3,006,647	2,462,404
Research and development	4,760	7,029	14,076	26,702

Total operating expenses	4,714,139	2,687,460	12,308,272	8,569,935

Operating income	583,682	156,392	3,038,325	2,094,517

Interest income	52,551	23,966	138,223	112,359

Income before taxes	636,233	180,358	3,176,548	2,206,876
Income tax expense	170,864	175,871	1,564,256	1,163,501

Net income	$465,369	$4,487	$1,612,292	$1,043,375

Basic net income per share	$0.03	$0.00	$0.12	$0.08

Diluted net income per share	$0.03	$0.00	$0.12	$0.08

Weighted-average common shares:
Basic	13,471,586	13,210,434	13,308,322	13,228,758

Diluted	13,994,162	13,532,376	13,720,172	13,544,616

Charles & Colvard, Ltd.

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31, 2004	December 31, 2003
Assets
Current Assets:
Cash and equivalents	$12,873,847	$11,559,123
Accounts receivable	7,007,054	3,702,095
Interest receivable	14,798	6,792
Inventory	21,458,879	24,065,992
Inventory on consignment	3,243,797	—
Prepaid expenses and other assets	439,371	499,442
Deferred Income Taxes	455,766	235,179

Total Current Assets	45,493,512	40,068,623
Long-Term Assets
Furniture and equipment, net	524,645	453,836
Patent and license rights, net	348,435	274,890
Deferred Income Taxes	4,269,033	5,649,939

Total Long Term Assets	5,142,113	6,378,665

Total Assets	$50,635,625	$46,447,288

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable:
Cree, Inc.	$663,630	$778,516
Other	1,565,163	538,943
Accrued payroll	557,801	164,943
Accrued expenses	590,634	392,659
Deferred gross profit	—	448,270

Total Current Liabilities	3,377,228	2,323,331

Shareholders’ Equity:
Common stock	56,495,095	54,333,287
Additional paid-in capital – stock options	1,768,120	2,407,780
Accumulated deficit	(11,004,818)	(12,617,110)

Total Shareholders’ Equity	47,258,397	44,123,957

Total Liabilities and Shareholders’ Equity	$50,635,625	$46,447,288